SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                 __________

                                 FORM 8-A/A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              HANDY & HARMAN
           (Exact name of registrant as specified in its charter)

                    New York                          13-5129420
     (State of incorporation or organization)       (I.R.S. Employer
                                                   Identification No.)

     250 Park Avenue, New York, New York                 10177
     (Address of principal executive offices)         (Zip Code)

     If this Form relates to the        If this Form relates to the
     registration of a class of         registration of a class of
     debt securities and is             debt securities and is to
     effective upon filing pursuant     become effective
     to General Instruction A(c)(1)     simultaneously with the
     please check the following         effectiveness of a concurrent
     box.      ( )                      registration statement under
                                        the Securities Act of 1933
                                        pursuant to General
                                        Instruction A(c)(2) please
                                        check the following
                                        box.      ( )

     Title of each class                Name of each exchange on which
     to be so registered                each class is to be registered

     Common Stock Purchase Rights        New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None

                              (Title of Class)



     ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

               Reference is hereby made to the (i) Form 8-A of Handy & Harman (the "Registrant") filed with the Securities and Exchange Commission (the "Commission") on February 3, 1989 and (ii) the Form 8-A/A of the Registrant filed with the Commission on May 21, 1996 and such Forms are hereby incorporated by reference herein.

               The Registrant executed an Amendment, dated as of October 22, 1996, (the "Amendment"), to the Rights Agreement, dated as of January 26, 1989, between the Registrant and ChaseMellon Shareholder Services, L.L.C. (formerly known as Morgan Shareholder Services Trust Company), as Rights Agent, (as amended as of April 25, 1996, the "Rights Agreement") in order to amend the definition of "Acquiring Person" set forth in the Rights Agreement to provide for an exception for certain persons who become beneficial owners of 20% or more of the Common Stock of the Registrant as a result of a reduction in the number of outstanding shares of Common Stock of the Registrant due to the repurchase of shares of Common Stock by the Registrant; provided, that if any such person purchases additional shares of Common Stock representing one-half of one percent or more of the outstanding shares of Common Stock, such person will be deemed to be an "Acquiring Person".

               A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibit.


     ITEM 2.   EXHIBITS.

               1. Amendment, dated as of October 22, 1996, to the Rights Agreement, dated as of January 26, 1989 and as amended as of April 25, 1996, by and between Handy & Harman and ChaseMellon Shareholder Services, L.L.C. (formerly known as Morgan Shareholder Services Trust Company), as Rights Agent.


                                 SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HANDY & HARMAN

                                   By:  /s/ Paul E. Dixon
                                        Paul E. Dixon
                                        Vice President, General
                                        Counsel and Secretary

     Dated:  October 24, 1996



                               EXHIBIT INDEX

     EXHIBIT
     NUMBER                    DESCRIPTION                       PAGE

        1 Amendment, dated as of October 22, 1996, to the Rights Agreement, dated as of January 26, 1989 and as amended as of April 25, 1996, by and between Handy & Harman and ChaseMellon Shareholder Services, L.L.C. (formerly known as Morgan Shareholder Services Trust Company), as Rights Agent.